Exhibit 99.1

PRESS RELEASE

Contact:

Ralph S. Sheridan, CEO

(781) 237 1014

GOOD HARBOR PARTNERS ACQUISITION CORP. ANNOUNCES

TERMINATION OF LETTERS OF INTENT, PLANNED DISTRIBUTION OF TRUST

PROCEEDS AND FUTURE PLANS

Arlington, VA – November 15, 2007 – GOOD HARBOR PARTNERS ACQUISITION CORP. (“Company” or “Good Harbor”) (OTC BB: GHBAA, GHBBB, GHBAW, GHBAZ) announced today that it has terminated its previously announced letters of intent to acquire operating businesses in the security industry and will return to the holders of its Class B common stock the amounts held in the trust account as required by its charter. The Board of Directors also announced that it intends to restructure the Company, subject to the approval of its common stockholders, to extend the Company’s existence as a public entity after the trust distribution in order to permit the Company to pursue new business opportunities.

The decision to terminate these letters of intent was based on several factors and changed circumstances including due diligence matters affecting the valuation of the target companies and lower than expected financial performance of both target companies following the announcement of the letters of intent. As a result, the Board of Directors determined that the aggregate valuation of the target companies is not expected to satisfy the requirement in Good Harbor’s charter that qualifying business combinations have a fair market value equal to at least 80% of the net assets of the trust account at the time such acquisitions are to be consummated.

Because of the termination of the letters of intent and the inability under its charter and the terms of its initial public offering to substitute business combinations for those that were the subject of the letters of intent, Good Harbor will take the necessary actions to return to the holders of its Class B common stock the amounts held in the trust account with interest (net of applicable taxes, if any). As of September 30, 2007, there was approximately $56,087,000 (approximately $5.30 per Class B share) in the trust account.

Good Harbor Partners Acquisition Corp. is a special purpose acquisition company formed in 2005 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other business combination with an operating business in the security industry.

Any statements contained in this press release that do not describe historical facts may constitute forward looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995, including the trust distribution and Good Harbor’s plan for continued existence. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of Company to complete the distribution of funds held in trust and to obtain the requisite shareholder approval for its plan of continued existence and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

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